Exhibit 10.15

Dated the 16th day of April 2012

BENTON PROPERTY HOLDING LIMITED (IN RECEIVERSHIP) (1)

and

JIM HAMILTON (2)

and

VIDARA THERAPEUTICS (3)

LICENCE AGREEMENT

Re: Unit Nos. 202 and 203

Second Floor

Adelaide Chambers

Peter Street

Dublin 8

Eversheds O’Donnell Sweeney

Solicitors

One Earlsfort Centre

Earlsfort Terrace

Dublin 2

THIS AGREEMENT is made on                         16/04/2012

BETWEEN:

(1)	BENTON PROPERTY HOLDING LIMITED (IN RECEIVERSHIP) (company registration number 234144) having its registered office at Adelaide Chambers, Peter Street, Dublin 8 (“the Licensor” which expression shall include its successors and assigns) of the first part

(2)	JIM HAMILTON of Beaux Lane House, Mercer Street Lower, Dublin 2 (the “Receiver”) of the second part; and

(3)	VIDARA THERAPEUTICS of Unit No. 202/203, Second Floor Adelaide Chambers, Peter Street, Dublin 8 (hereinafter called the “Licensee”) of the third part.

WHEREAS:-

A.	The Licensor is the owner of the building known as Adelaide Chambers, Peter Street, Dublin 8 (the “Building”).

B.	Pursuant to the terms of a Mortgage dated 12 December 2003 between the Licensor (1) and Irish Nationwide Building Society (2), the Receiver was appointed on 21 October 2010 to the Building.

C.	The Licensee would like to use the area in the Building known or to be known as Unit Nos. 202 and 203, Second Floor Adelaide Chambers, Peter Street, Dublin 8 (the “Licensed Area”)

D.	The Licensor acting by the Receiver has agreed strictly subject to the conditions herein contained to licence to the Licensee Area to be used strictly on the terms hereinafter appearing.

IT IS AGREED by and between the parties hereto as follows:-

1	INTERPRETATION

1.1	In this Agreement the following expressions shall have the following meanings:-

Definitions

“Insured Risks” means the risks and perils against which the Licensor acting by the Receiver shall at the time of the damage or destruction in question have effected insurance subject always to such exclusions terms excesses and limitations as are generally available or as may be imposed by the insurers for the time being and including without limitation if so determined by the Licensor acting by the Receiver insurance against fire lightning explosion storm tempest flood landslip heave subsidence bursting or overflowing of water tanks apparatus or pipes impact aircraft or other aerial devices or articles dropped or falling therefrom riots civil commotion malicious damage to underground services employers, public liability, and engineering and contents insurances and such other risks and perils as the Licensor acting by the Receiver shall in its discretion from time to time consider necessary subject in the case of each and all such risks and perils to the availability of insurance cover against the same at a cost which in the opinion of the Licensor acting by the Receiver is not excessive and to the extent that and subject to such terms and conditions as insurance cover against each and all such risks and perils is available;

“Licence” the licence for the Licensee to enter upon and to use the Licensed Area, together with the rights as set out in the First Schedule in common with the Licensor and all others authorised by the Licensor;

“Licence Fee” means the sum of seven thousand and ninety eight Euro (€7,098) per annum;

“Licence Fee Commencement Date” the date hereof;

“Licence Period” the period of one (1) year from the date hereof;

“Permitted Use” means use as offices;

“Prescribed Rate” means twelve per centum (12%) per annum or at the discretion of the Licensor six per centum (6%) above the 3 month EURIBOR meaning;

The rate per annum from time to time determined at the election of the Licensor by either Allied Irish Banks plc or Bank of Ireland (which shall include their respective successors) calculated by reference to the rate at which Euro interbank Licence Period deposits for a 3 month period (quoted for spot value on an adjusted 365 day count basis) are being offered within the EMU zone by one prime bank to another at 11.00 am Brussels time or if there is no such rate the nearest or corresponding rate thereto as determined by the Licensor acting reasonably;

“Quarterly Payment Days” means the first day of January, first day of April, first day of July and first day of October in every year;

“Relevant Laws” all national, European and international laws, codes, directives and regulations having legal force or effect for the time being in Ireland and all other directions made by any competent local, public or statutory authority relating to or affecting the use or operation of the Licensed Area, the health and safety of persons therein or otherwise directly or indirectly relating to or affecting the occupation, use and operation of the Licensed Area and without prejudice to the generality of the foregoing including all planning legislation from time to time;

“Services” means all and any services facilities and other matters provided by the Licensor acting by the Receiver from time to time for the common or general use or for the benefit of some or all of the tenants, licensees and occupiers of the Building and if appropriate to visitors of the Building;

“Service Charge” means the sum of €6.00 (exclusive of VAT) per square foot of the Licensed Area as a contribution towards the costs of carrying out and providing the Services subject to such increase or decrease as the Licensor may reasonably determine having regard to the cost of providing the Services;

“Working Day” has the meaning assigned to that term in the Lease;

1.2	Interpretation

In this Licence unless inconsistent with the context:

1.2.1	words importing the singular include the plural and vice versa;

1.2.2	words importing the masculine include the feminine and the neuter genders and vice versa;

1.2.3	words importing persons shall include firms and companies and corporations and vice versa;

1.2.4	where a party consists of more than one person covenants and obligations of that party shall be deemed to be made jointly and severally;

1.2.5	any reference to a clause or schedule means a clause or a schedule to this Licence;

1.2.6	any reference to a statute or section of a statute includes any statutory amendment modification or re-enactment of it for the time being in force and every instrument order notice direction regulation bye-law permission or condition being made or issued under it or deriving validly from it from time to time;

1.2.7	if any provision in this Licence is held to be illegal void invalid or unenforceable for any reason the legality validity and enforceability of the remainder of this Licence shall not be affected;

1.2.8	an obligation of the Licensee not to do any act matter or thing includes an obligation not to cause permit or suffer the doing of it.

2	GRANT OF LICENCE

2.1	Licence

In consideration of the covenants on the part of the Licensee herein contained the Licensor acting by the Receiver hereby grants a licence to the Licensee during the Licence Period to use the Licensed Area for the purpose of carrying on the Permitted Use (and for no other purpose), together with the rights set out in the Schedule 1 (in common with the Licensor and all others authorised from time to time), upon the terms and conditions hereinafter appearing.

2.2	Variation

The Licensor acting by the Receiver hereby reserves the right from time to time during the Licence Period to change or move the location of the Licensed Area or a part or parts thereof to such other reasonably comparable part of the Building by serving three (3) months written notice on the Licensee of its intention to do so, specifying the area or areas of the new space in the Building and the Licensee shall at its own expense on the expiration of the said notice move to such new location or locations in which event all references in this Licence to the Licensed Area and all terms and conditions of this Licence shall be deemed to apply to such new area or areas and any other area or areas subsequently allocated instead of it in accordance with this clause.

2.3	Personal Licence

This Licence is personal to the Licensee and is therefore not transferable or disposable in any way and nothing herein contained shall create or be deemed to create any relationship of landlord and tenant between the Licensor and the Licensee.

3	COVENANTS BY THE LICENSEE

The Licensee hereby covenants with the Licensor and the Receiver as follows:

3.1	to pay to the Licensor during the Licence Period from the Licence Fee Commencement Date yearly and proportionately for any fraction of a year the Licence Fee, to be paid (at the option of the Licensor which said option may be exercised on any number of occasions) either by standing order, direct debit, credit transfer or cheque by equal quarterly payments in advance on the Quarterly Payment Days without any deduction, set-off or counterclaim whatsoever;

3.2	to be responsible for all rates, taxes, assessments, duties, charges, impositions and all other such outgoings properly payable in respect of the Licensed Area or arising out of the Licensee’s use and occupation of the Licensed Area and if the Licensed Area is not separately rated then to pay a fair proportion of any such items which relate to the Licensed Area and to keep the Licensor and the Receiver indemnified against any non payment or breach thereof;

3.3	to pay the proportion applicable to the Licensed Area of the total premiums and other costs and expenses paid or to be paid by the Licensor acting by the Receiver in maintaining and keeping insurance cover against the Insured Risks for the Building such proportion to be calculated by the Licensor’s surveyor (whose certificate in this respect shall be final and binding save for manifest error) together with the amount of any increased or loaded premium relating to the Licensed Area or any adjoining or neighbouring premises and to cover the loss of the Licence Fee and Service Charge payable for the Licensed Area or payable because of the history of claims in respect of the Licensed Area or because of any failure to implement the requirements and recommendations of the insurers with regard to the Licensed Area, such insurance contribution to be paid by the Licensee on demand, without any deduction, abatement, set off or counterclaim;

3.4	to pay all charges for electricity, gas, water, telephone and other such utilities incurred by the Licensee (If any) relating to the Licensed Area;

3.5	to pay to the Licensor during the Licence Period yearly and proportionately for any fraction of a year the Service Charge to be paid in advance on the Quarterly Payment Days and at the option of the Licensor which said option may be exercised on any number of occasions either by standing order, direct debit, credit transfer or cheque, without any deduction, set off or counterclaim;

3.6	not to carry out any alterations or additions whatsoever to the Licensed Area, nor to install any fixtures, fittings, furniture or equipment therein without first obtaining the prior written consent of the Licensor;

3.7	to keep the Licensed Area clean and tidy and in good order repair and condition at all times during the Licence Period and all additions and alterations thereto and all fixtures and fittings therein (damage by any of the Insured Risks excepted if and so long only as the policy or policies of insurance shall not have been vitiated or payment of the policy monies withheld or refused in whole or in part by reason of any act neglect or default of the Licensee or the servants agents licensees of the Licensee) and to keep the Licensor and the Receiver effectually indemnified against all claims in respect thereof;

3.8	not to erect any signage, advertisement or notice on or within the Building without the prior written consent of the Licensor acting by the Receiver and not to affix or display in the windows of the Licensed Area any advertisement, poster, notice or other sign or thing whatsoever;

3.9	to permit the Licensor or his agent at all reasonable times (subject to reasonable prior notice save in the case of emergency) to enter the Licensed Area for all purposes connected with the rights reserved over the Licensed Area specified in Schedule 2 and to examine the state of repair and condition thereof and to repair and make good all defects of which notice in writing shall be given by the Licensor acting by the Receiver to the Licensee and for which the Licensee is liable under the provisions hereof within one month after the giving of such notice and on the failure to comply with such notice the Licensor may carry out the work referred to therein and recover the cost thereof on demand from the Licensee as liquidated damages.

3.10	to conduct, manage and ensure the proper and efficient operation of its business from the Licensed Area and to control its staff and visitors in the Licensed Area and not to place its fixtures or fittings or any displays or signs in any of the common areas of the Building other than in the Licensed Area and then only as permitted hereunder;

3.11	to ensure that no dangerous or offensive matter or material is brought into the Building (including pets or other animals) and not to do or allow to be done any act or thing which is likely to be, or to become a nuisance, danger or annoyance to the Licensor, the Receiver or other occupiers of the Building;

3.12	to ensure health and safety at work for all staff and invitees of the Licensee in the Licensed Area and to report immediately to the Licensor any event which causes a risk to health and safety;

3.13	to effect and maintain all policies of insurance against occupiers liability, public liability, employers liability and against such other risks and liabilities as would be usually effected and maintained for a business such as the Permitted Use or as the Licensor acting by the Receiver may otherwise reasonably direct the Licensee to insure against and if reasonably directed by the Licensor acting by the Receiver to vary or extend such policies of insurance including the terms, risks and levels of cover;

3.14	to indemnify the Licensor and the Receiver (and any other person having any estate or interest in the Building or any part thereof from time to time) and keep the Licensor and the Receiver and any such person fully and effectually indemnified from and against any breach non-performance or non-observance of any of the provisions, stipulations or conditions contained in this License and against the breach non performance or non-observance of any of the rules and regulations made pursuant to or contemplated by the provisions of this Licence and from and against any claim loss injury or damage which the Licensee is obliged to insure against under clause 3.13 hereof.

3.15	to produce to the Licensor acting by the Receiver on reasonable demand, evidence that all insurances are in place in compliance with and to give full effect to the insuring obligations of and the indemnities given by the Licensee in this Licence.

3.16	to comply with all recommendations or requirements notified to it by the Licensor acting and the Receiver in relation to fire and safety precautions for the Building and to indemnify the Licensor and the Receiver (and any other person having any estate or interest in the Building or any part thereof from time to time) and keep the Licensor and the Receiver and any such person fully and effectually indemnified against any costs, loss or damage which it suffers as a result of the failure of the Licensee to comply with such recommendations and/or requirements.

3.17	to ensure that nothing is done or omitted on the Licensed Area which causes the Licensor, the Receiver or the Licensee to be in breach of any Relevant Laws or the Licensor’s insurance policy relating to or affecting the Building.

3.18	not to allow any person other than the Licensee or the Licensor (or persons expressly authorised by the Licensor) or those envisaged by the Licence herein to have possession, occupation or use of the Licensed Area;

3.19	in exercising its rights and obligations hereunder to cause as little damage or disruption and inconvenience as possible to the tenants and occupiers of the Building and not to use the Licensed Area in any manner which interferes with the use or enjoyment of the Building;

3.20	to immediately deliver (on receipt thereof) to the Licensor a copy of every notice, order, direction or any other thing whatsoever given or made or issued to the Licensee during the Licence Period by any competent authority affecting the Building or any part of it and to join in making such representations in respect thereof as the Licensor may require;

3.21	on the termination of this Licence forthwith to cease to enter or use the Licensed Area and immediately prior to the termination of this Licence to remove (unless otherwise requested by the Licensor or its agents) all the Licensee’s goods, fixtures and fittings from the Licensed Area, making good any damage so caused as soon as possible thereafter to ensure full reinstatement of the Licensed Area to the condition of same prior to the Commencement Date;

3.22	to pay interest at the Prescribed Rate upon the amount of any sum unpaid by the Licensee seven (7) days after it becomes due under the terms of this Licence such interest being payable in respect of the period from the date when any such sum falls due until the date of actual payment thereof (calculated daily, before and after any judgment);

3.23	to indemnify and keep the Licensor (and any other person having any estate or interest in the Centre or any part thereof from time to time) fully and effectually indemnified from and against all losses liabilities damages costs expenses actions claims proceedings and demands which may be suffered by or recovered or made or claimed against the Licensor and the Receiver (and any other person having any estate or interest in the Centre or any part thereof from time to time) by any person in respect of any death or injury to any person or the loss or damage of any property of any person arising directly or indirectly from or in connection with:-

(i)	the use or occupation of the Licensed Area or the use of any appliances or equipment therein;

(ii)	the state of repair or condition of the Licensed Area;

(iii)	the making by or on behalf of the Licensee or other occupiers of any alteration addition or improvement to the Licensed Area or the state of repair or condition of any such alteration addition or Improvement;

(iv)	any work carried out or in the course of being carried out by or for the Licensee or other occupiers;

(v)	anything now or hereafter attached by the Licensee or other occupiers to or projecting from the Licensed Area or any other cause whatsoever arising from or in connection with the Licensed Area for which the Licensee is or are responsible or the exercise of the rights and easements granted by this Licensee.

4	GENERAL

4.1	Termination

4.1.1	The Licensor acting by the Receiver may at any time terminate this Licence on written notice with immediate effect:

(a)	if any sum due hereunder is in arrears for 14 days;

(b)	if the Licensee commits a breach of any of the terms of this Licence or any other misconduct on the part of the Licensee which has not been remedied within 14 days of written notice from the Licensor setting out the said breach;

(c)	if the Licensee enters into liquidation or bankruptcy or suffers a receiver to be appointed to it or to any of its assets or there is presented a petition to have an examiner or interim examiner appointed in relation to it or makes a composition or arrangement with any of its creditors or if the Licensee is unable to pay its debts within the meaning of Section 214, Companies Act, 1963 or has a bankruptcy petition presented against him or is adjudged bankrupt; and/or

(d)	if the Licensor or Licensee is at any time notified by any statutory body or is required pursuant to any Relevant Laws to vacate the Licensed Area;

4.1.2	The Licensee may terminate this Licensee upon three (3) months notice in writing to the Licensor acting by the Receiver at any time during the Licence Period.

4.1.3	Termination in accordance with Clause 4.1 and Clause 4.2 shall be without prejudice to the rights and remedies of either party accrued prior to such termination, and shall not relieve the Licensee from any antecedent covenant or obligation under this Licence.

4.1.4	Until payment of all money due to the Licensor from the Licensee on any account, the Licensor acting by the Receiver shall have a lien on any assets of the Licensee in or on the Licensed Area.

4.1.5	If the Licence hereby set out should continue beyond the Licence Period it shall, in the absence of a new licence agreement, be deemed to be a licence determinable by seven days notice in writing to be given by either party to the other, such notice expiring on any day.

4.2	Fixtures and Fittings

All fixtures, fittings, furniture and equipment at any time installed by or on behalf of the Licensee in the Licensed Area and any personal effects or other belongings of the Licensee or of its servants, agents or invitees in the Licensed Area are at all times at the risk of the Licensee and not of the Licensor or the Receiver and the Licensor and the Receiver shall bear no responsibility for any items lost or stolen from the Licensed Area or the Building.

4.3	Licence, not Tenancy

It is hereby agreed that it is not the intention of the Licensor, the Receiver or the Licensee that a tenancy of the Licensed Area shall be created by this Licence.

4.4	Value Added Tax

All sums of whatever nature which are payable by the Licensee under this Licence and which are now or shall at any time after the date of this Licence become subject to Value Added Tax shall be deemed to be exclusive of Value Added Tax and the Licensee shall in addition to such sums pay any Value Added Tax payable or chargeable on them.

4.5	Notices

Any notice under this Licence shall be in writing and shall be sufficiently served if sent to the party upon whom it is intended to serve it by post to the registered office or last known address of that party and shall be assumed to have been delivered in the normal course of post.

4.6	User

Nothing contained in this Licence shall in any way imply or be taken as a warranty by the Licensor or the Receiver that the Licensee may use the Licensed Area for the intended purpose or use provided for in this Licence.

4.7	Separate Agreement

If any of the provisions of this Licence is found by a competent authority to be void or unenforceable, it shall be deemed to be deleted from this Licence and the remaining provisions shall continue to apply.

4.8	Licensee’s Acknowledgement

The Licensee hereby expressly agrees and accepts that the Receiver is acting as agent of the Licensor solely in his capacity as Receiver and enters into this Agreement in that capacity and accordingly no personal liability will attach to the Receiver or his estate, person and/or property TO THE INTENT that any personal liability of the Receiver is hereby excluded.

4.9	Entire Agreement

This Licence constitutes the whole agreement for the use and operation of the Licensed Area by the Licensee and it is expressly declared and agreed that there are no other agreements in relation to such use or operation other than as set out in this Agreement. The Licensee acknowledges that it has not relied upon any oral or written representations made to it by the Licensor, the Receiver or its or his employees or agents.

5	CERTIFICATE

It is hereby certified that this instrument is a release or renunciation of property or of a right or interest in property, which is not a release or renunciation on a sale.

IN WITNESS whereof these presents have been entered into the day and year first herein written.

SCHEDULE 1

Rights Granted to the Licensee

1.	The right (in common with all others having the same right) to use those of the common areas in the Building which serve the Licensed Area for the purposes of access to and egress from the Licensed Area subject to and in accordance with such rules and regulations made from time to time governing such access and use.

2.	The right to use one (1) car park space in the car park of the Building as allocated for use by the Licensor acting by the Receiver for the purpose only of parking motor vehicles which are the property of the Licensee or its employees provided however that the Licensor acting by the Receiver may alter or vary the location of the parking spaces allocated to the Licensee from time to time.

3.	Subject to the Licensee paying and discharging any costs and charges incurred by it relating to the use of meeting rooms located on the Lower Ground Floor of the Building and complying with any rules and regulations relating to their use, the right (in common with all others having the same right) to use the said meeting rooms.

SCHEDULE 2

Rights reserved over the Licensed Area in favour of the Licensor

1.	The free and uninterrupted use of all conduits and equipment which are within the Licensed Area and serve other parts of the Building and the right on reasonable prior notice to enter onto the Licensed Area for all purposes associated with inspecting maintaining, repairing, renewing, altering or replacing such conduits and equipment.

2.	Full and free right for the Licensor and any person authorised by the Licensor to alter and/or redevelop (by way of improvement renovation refurbishment or otherwise) or carry out modifications or extensions or additions or reductions to or at the Building and/or on neighbouring or nearby premises or to demolish build or rebuild alter or develop the building or buildings on such neighbouring or nearby premises.

PRESENT when the Common Seal
of the Licensor was affixed hereto:	/s/ illegible
Receiver for and on behalf of Benton Property Holding Limited (in Receivership)

SIGNED AND DELIVERED by the Receiver:- in the presence of:	/s/ illegible
Receiver for and on behalf of Benton Property Holding Limited (in Receivership)

Print Name: /s/ Paul Greedon

SIGNED AND DELIVERED by the LICENSEE in the presence of:
/s/ illegible